ARRAYIT DIAGNOSTICS, INC.

CODE OF BUSINESS ETHICS

1.0 INTRODUCTION

Arrayit Diagnostics, Inc. and its subsidiaries (“Arrayit Diagnostics”, “we”, or “our”) are committed to conducting our business with uncompromising integrity and ethics. This Code of Business Ethics (this “Code”) outlines the standards of business conduct in furtherance of this commitment. All of our directors, officers, employees and representatives, including all agents, consultants, and contractors, are expected to read and understand this Code, uphold these standards in day-to-day activities, and comply with all other applicable Arrayit Diagnostic’s policies and procedures.

The principles described in this Code are general in nature and are intended to provide guidance in recognizing and resolving legal and ethical issues that may arise in conducting our business. Arrayit Diagnostics may modify this Code at any time. This Code does not include all of our policies. Please consult our policies and procedures for more specific instruction. If you still have questions or remain uncertain about how to handle a particular matter, please contact the human resources personnel or General Counsel for further direction.

2.0 IMPORTANCE OF COMPLIANCE

Ethical business conduct is crucial to our reputation and success. Our reputation for integrity and ethics cannot be taken for granted. To maintain our reputation, it is your responsibility to respect and comply with this Code and the law, and to exercise good judgment in your decisions and actions.

Part of your job and ethical responsibility is to help enforce this Code. Violations or possible violations of law, this Code, or other Arrayit Diagnostic’s policies and procedures should be reported to the human resources personnel, Counsel, the Chief Executive Officer or other appropriate Arrayit Diagnostics management. We will promptly respond to your report of unlawful or unethical conduct, and if necessary, assign an independent party to investigate and make recommendations. You are expected to cooperate in any internal or external investigations of possible violations. Violations of law, this Code or other Arrayit Diagnostics policies and procedures by Arrayit Diagnostics employees can lead to disciplinary action, up to and including termination of employment.

We strictly prohibit retaliation against any person who in good faith reports a violation or a suspected violation of law, this Code or our other policies, or against any person who is assisting in any investigation or process with respect to such a violation. Any retaliation against an employee because the employee, in good faith, sought help or filed a report will result in disciplinary action, up to and including termination of employment.

3.0 RESPONSIBILITIES AS AN ARRAYIT DIAGNOSTICS EMPLOYEE

3.1 Positive Work Environment

We endeavor to maintain a positive work environment for our employees. We strictly prohibit discrimination and harassment of any kind based on race, color, national origin, religion, gender, pregnancy, sexual orientation, disability, age, veteran status, or other factors that are unrelated to our business interests. Arrayit Diagnostics expects you to exercise good judgment to ensure the safety and welfare of others in the workplace, and to foster a work environment emphasizing respect and teamwork. These standards do not only apply while working on our premises, but also when you are at offsite locations where our business is being conducted, at Arrayit Diagnostics-sponsored business and social events, or at any other place where you are a representative of Arrayit Diagnostics.

3.2 Avoiding Conflicts of Interest

While we respect the privacy of our employees in the conduct of their personal affairs, you should avoid any activity in which your personal interests may come into conflict, or appear to conflict, with our interests. The following are some examples of conflicts of interest:

3.2.1 Employment/Outside Employment.

As an employee of Arrayit Diagnostics, you are expected to devote your best efforts, time, ability and attention to the business interests of Arrayit Diagnostics. You are not to engage in any activity that interferes with your performance or responsibilities to Arrayit Diagnostics or is otherwise in conflict with or prejudicial to Arrayit Diagnostics. You must disclose to Arrayit Diagnostics any interest that you have that may conflict with our business. For example, if you are employed by or are otherwise providing services on behalf of another company, it is a conflict of interest to market products in competition with our current or future products. Further, such separate employment may not conflict with your invention-rights or confidentiality obligations to Arrayit Diagnostics.

3.2.2 Service on Outside Boards and Committees.

You cannot serve on a board of directors or trustees, or on a committee of any entity whose interests reasonably could be expected to conflict with those of Arrayit Diagnostics. You must obtain prior written approval from the Chief Executive Officer before accepting any outside board or committee position. If approved, and you hold such a position, you must do so on your own time and must not hold yourself out as a representative of Arrayit Diagnostics in connection with providing such services. Any compensation you receive should be commensurate to your responsibilities. Such approval may be conditioned upon the completion of specified actions. In the event that Arrayit Diagnostics requests that you serve on a board to represent our interests, you will be paid as an employee and are not to receive any remuneration as a result of serving on such board. Notwithstanding the above, you are not required to seek permission to sit on a board for non-profit or charitable organizations where the likelihood of any conflict of interest is remote.

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3.2.3 Business Interests.

If you are considering an investment in a customer, supplier or competitor of Arrayit Diagnostics, and you are in a position to influence a decision relating to such customer, supplier or competitor, we urge you to first ensure that these investments do not compromise your responsibilities to Arrayit Diagnostics. Many factors should be taken into account when determining whether a conflict exists, including the size and nature of the investment; your ability to influence our decisions; your access to our confidential information or of the other company; and the nature of the relationship between Arrayit Diagnostics and the other company.

3.2.4 Family Members.

The actions of family members may give rise to conflicts of interest because they may influence your objectivity in making decisions on behalf of Arrayit Diagnostics. As a general rule, you should avoid conducting our business with a relative or significant other, or with a business in which a relative or significant other is associated in any significant role. Relatives include spouse, sister, brother, daughter, son, mother, father, grandparents, aunts, uncles, nieces, nephews, cousins, step relationships and in-laws. Significant others include persons living in a spousal or familial fashion with an employee.

Arrayit Diagnostics prohibits the employment of close relatives and significant others in positions or assignments where there is a direct or indirect reporting relationship or where an actual or appearance of a conflict of interest exists. Please refer to our Employment of Relatives policy for further guidance.

3.2.5 Other Situations.

Other conflicts of may arise that have not been addressed above. If you have a doubt whether a proposed transaction or situation raises a conflict of interest, please contact the Human Resources Department or the Legal Department.

Arrayit Diagnostics requires that you disclose any situation that could be expected to give rise to a conflict of interest. If you suspect that you have a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it immediately to the Human Resources Department or the Legal Department. While such situations are not automatically prohibited, they are not desirable and may only be waived by our Chief Financial Officer or Chief Executive Officer and with the concurrence of the General Counsel. Conflicts of interest of our Board of Directors, executive officers or other principal officers may only be waived by our Board of Directors and/or the appropriate committee of our Board of Directors and will be disclosed to the public as required by law.

3.3 Avoiding Exploitation of Corporate Opportunities for Personal Gain

Each of us has an obligation to put the interests of Arrayit Diagnostics ahead of our personal interests and to advance our interests when the opportunity to do so arises. Accordingly, you may not exploit for your own personal gain business opportunities that are discovered through the use of corporate property, information or position if in conflict with our interests. For example, if you become aware of an opportunity to purchase equipment at below market rates through your employment with Arrayit Diagnostics, you cannot seek to personally gain from such opportunity if such opportunity will conflict with our interests.

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3.4 Gifts and Other Activities

Receiving and giving business gifts of nominal value is permissible where customary. Receiving cash or gifts of significant value is strictly prohibited. Customary business activities, including meals, transportation and celebratory events, are proper unless the value, cost, or frequency of the business activities are such that they could be interpreted as affecting an otherwise objective business decision. Gifts and other activities should never compromise, or appear to compromise, your ability to make objective and fair business decisions. Please refer to our Gift and Activity Policy for additional information.

Gifts given by Arrayit Diagnostics to suppliers or customers should always be appropriate to the circumstances and should never be of a kind or nature that could create an appearance of impropriety. The nature and cost must always be accurately recorded in our books and records.

3.5 Protecting our Confidential Information and Intellectual Property

Our confidential information is a valuable asset and protecting it is the responsibility of all of us. our confidential information includes but is not limited to: data, know-how, trade secrets, designs, mask works, plans, drawings, specifications, algorithms, developmental or experimental work, test results, reports, pricing and financial information, product plans, product roadmaps, customer and supplier lists, marketing techniques and materials, organizational charts, and personnel information. This information is the property of Arrayit Diagnostics and may be protected by patent, trademark, copyright, mask work, trade secret, and other laws. This obligation extends to confidential information of third parties, which we have rightfully received under Non-Disclosure Agreements. Please see Handling Confidential Information of Others set forth in Section 4.4 of this Code.

3.4.1 Employee Confidentiality and Invention Agreement.

When you joined Arrayit Diagnostics, you signed an agreement to protect our confidential and proprietary information. This agreement remains in effect for as long as you work for Arrayit Diagnostics and after you leave Arrayit Diagnostics. Under this agreement, you may not disclose our confidential information to anyone or use it to benefit anyone other than Arrayit Diagnostics unless compelled to do so by court order.

3.4.2 Disclosure of Company Confidential Information.

From time to time, we may disclose our confidential information to third parties to further our business. However, you should never make such disclosure without first carefully considering its potential benefits and risks. If you determine, in consultation with your manager and other appropriate Arrayit Diagnostics management, that disclosure of confidential information is necessary, you must then contact the Legal Department to ensure that an appropriate written nondisclosure agreement is signed prior to any disclosure. We have standard nondisclosure agreements suitable for most disclosures.

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3.4.3 Requests by Regulatory Authorities.

Arrayit Diagnostics and its employees must cooperate with appropriate government inquiries and investigations. In this context, however, it is important to protect the legal rights of Arrayit Diagnostics with respect to its confidential information. All government requests for information, documents or investigative interviews must be referred to our Chief Financial Officer or General Counsel. No information may be disclosed to regulatory authorities without the prior approval of the Chief Financial Officer or General Counsel.

3.4.4 Public Communications.

Arrayit Diagnostics has established an External Communications Policy regarding who may communicate information to the press and the financial analyst community. All inquiries or calls from the press and financial analysts should be referred to the Chief Financial Officer. Arrayit Diagnostics has designated certain individuals in the External Communications Policy who are authorized to act as a spokesperson on its behalf. These designees and other individuals designated by them from time to time are the only people who may communicate with the press or financial analysts on our behalf. Making statements, answering questions, or otherwise communicating with the press or financial analysts outside the narrow guidelines of our External Communications Policy is strictly prohibited.

3.6 Safeguarding our Assets

3.4.1 General. Safeguarding our assets is the responsibility of everyone. Each of us must use care to ensure that assets are not misappropriated, loaned to others, sold or donated, without appropriate authorization. You are also responsible for the proper use of our assets, and must safeguard such assets against loss, damage, misuse or theft. Our equipment and assets are to be used only for our business purposes. You may not use our assets for non-incidental personal use, nor allow other persons to use our assets.

3.4.2 Physical Access Control.

Arrayit Diagnostics has and will continue to develop procedures covering physical access control to ensure privacy of communications, maintenance of the security of its communication equipment and to safeguard its assets from theft, misuse and destruction. You are personally responsible for complying with the level of access control that has been implemented in the facility where you work on a permanent or temporary basis. You must not defeat or cause to be defeated the purpose for which the access control was implemented.

3.4.3 Company Funds.

Every employee is personally responsible for all our funds over which he or she exercises control. Our agents, consultants and contractors should not be allowed to exercise control over our funds without the prior written approval of the Chief Executive Officer or the Chief Financial Officer. In all cases, our funds must be used only for our business purposes. Each of us must take reasonable steps to ensure that we receive good value for Company funds spent, and must maintain accurate and timely records of each and every expenditure.

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3.4.4 Computers and Other Equipment.

Arrayit Diagnostics provides you with the equipment necessary to efficiently and effectively perform your job. This equipment remains our property. It is your responsibility to take all reasonable actions to care and protect our equipment while it is in your possession. If you use our equipment at your home or off-site, you should take precautions to protect it from theft or damage. Please refer to our Teleworking Policy for additional information. our equipment is for business purposes, and you may not use it for non-incidental personal use. Once you cease working for Arrayit Diagnostics, you must immediately return all of our equipment.

3.4.5 Software.

Software is protected from unauthorized copying and use by federal and state law. All software used by employees on Arrayit Diagnostics systems must be appropriately licensed. Unauthorized copying or use of software exposes Arrayit Diagnostics and you to potential civil and criminal liability. Our Information Technology Department may inspect our computers periodically to verify that only licensed software has been installed. Any non-licensed software will be removed.

3.4.6 Electronic Communications Systems Security.

Arrayit Diagnostics requires employees to utilize electronic communication systems in a legal, ethical and appropriate manner. Electronic communications systems within the organization, include but are not limited to computers, software, e-mail, connections to the Internet, intranet and extranet and any other public or private networks, voicemail, video conferencing, facsimiles and telephones. They also include all communications and records, files, software, and electronic communications or messages sent, received, or contained in such systems. Posting or discussing information concerning our products or business on the Internet without the prior written consent of our Chief Financial Officer or other designated officer is prohibited. Any other form of electronic communication provided by Arrayit Diagnostics, that is used by employees currently or in the future, is also intended to be encompassed under this policy. It is not possible to identify every standard and rule applicable to the use of electronic communications devices. You are therefore encouraged to use sound judgment whenever using any feature of our communications systems. Please refer to our Electronic Communications Systems Security Policy for additional information.

You are not entitled to an expectation of privacy with respect to information transmitted over, received by or stored in any electronic communications system owned, leased or operated in whole or in part by or on behalf of Arrayit Diagnostics. To the extent permitted by applicable law, Arrayit Diagnostics retains the right to gain access to any information received by, transmitted by or stored in any such electronic communications system, by and through its employees, agents, contractors or representatives, at any time, either with or without an employee's or third party's knowledge, consent or approval.

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3.7 Recording and Reporting Information

3.7.1 Accounting and Financial Reporting.

As a public company, we are required to report financial information accurately and completely, and have appropriate internal controls to ensure that accounting and financial reporting complies with the law. Accurate accounting records and compliance with Generally Accepted Accounting Principles are critical in providing full, fair, accurate and understandable information in filings with the Securities and Exchange Commission and disclosures we provide to the public. If you have responsibilities for, or are involved in these areas, you must comply with applicable laws and our policies. Violations of the laws associated with accounting and financing reporting can result in fines, penalties, and imprisonment, as well as damaging our reputation.

3.7.2 Accurate Books and Records.

Arrayit Diagnostics fully and accurately records all transactions in its books and records in compliance with all applicable laws. Regardless of whether the reporting is required by law, false or misleading entries, unrecorded funds or assets, or payments without appropriate supporting documentation and approval are strictly prohibited. All documentation supporting a transaction should fully and accurately describe the nature of the transaction and be processed in a timely fashion. Employees are required to fill out and submit expense reports accurately and representing expenses actually incurred. Please refer to our Travel and Entertainment Policy for additional information.

3.8 Document Retention and Preservation

You are encouraged to maintain a clean and efficient workspace, and to discard unnecessary documents. Nonetheless, Arrayit Diagnostics is required by various laws, rules and regulations to retain certain records and to follow specific guidelines in managing its records. Records include paper documents, CDs, computer hard disks, e-mail, floppy disks, microfiche, microfilm or all other media. Civil and criminal penalties for failure to comply can be severe for you and Arrayit Diagnostics. Please consult with Document Control or the Legal Department if you are uncertain about your document retention obligations

Document destruction procedures will be suspended when necessary to preserve appropriate records under special circumstances, such as litigation or government investigations. )ur Legal Department determines and identifies what types of Company records or documents are required to be placed under a legal hold. You must comply with this policy. Failure to comply with this policy may subject you to disciplinary action, and potentially to criminal prosecution.

Our Legal Department will notify you if a legal hold is placed on records for which you are responsible. Records that have been placed under a legal hold must not be destroyed, altered or otherwise modified. Our Legal Department will notify you when the legal hold has been removed. If you are unsure whether a document has been placed under a legal hold, you should preserve and protect that document while you check with our Legal Department.

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3.9 No Improper Political Contributions

We encourage our employees to participate in the political process as individual citizens on their own time. However, business contributions to political campaigns are strictly regulated by federal, state, local and other laws, including laws that may exist in non-US countries. Our funds must not be used for, or be contributed to, political campaigns or political practices under any circumstances without the prior written approval of our Chief Financial Officer and, if required, the Board of Directors.

4.0 OUR RESPONSIBILITIES TO OTHERS

4.1 Relationships with Customers

It is critical for all employees to remember that you represent Arrayit Diagnostics to the people with whom you are dealing and that you act in a manner that creates value for our customers and helps to build a relationship based upon trust. Arrayit Diagnostics and its employees have provided products and services for many years, and have built up significant goodwill and trust with our customers over that time. This goodwill and trust are among our most important assets, and our employees, agents, consultants and contractors must act to preserve and enhance our reputation.

4.2 Relationships with Suppliers

Our suppliers make significant contributions to our success. We strive to create an environment where our suppliers seek to work with Arrayit Diagnostics. To this end, they must be confident that we will treat them lawfully and in an ethical manner. Our policy is to purchase supplies based on need, quality, service, price and terms and conditions. Our policy is to select significant suppliers or enter into significant supplier agreements through a competitive bid process where possible. Payments made for goods or services must be commensurate with the goods or services received. Under no circumstances should any Arrayit Diagnostics employee, agent or contractor attempt to coerce suppliers in any way. The confidential information of a supplier is entitled to the same protection as that of any other third party and must not be received before an appropriate nondisclosure agreement has been signed.

4.3 Relationships with Competitors

In the normal course of business, it is not unusual to obtain information about other companies, including competitors. Indeed, we gather information about competitors from a variety of legitimate sources in an effort to analyze the relative strength of our products, services, marketing methods, and financial performance. There are, however, limits on how you should acquire and use information about competitors. You should not use any type of improper means to acquire a competitor's confidential information. Illegal methods such as stealing, wiretapping, and trespassing are clearly forbidden. Similarly, improper practices such as hiring a competitor's employees to acquire confidential information or improperly soliciting confidential information from a competitor's employees are prohibited. Please remember to exercise good judgment and discretion when utilizing information about other companies, including competitors.

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4.4 Confidential Information of Others

We have many kinds of business relationships with many companies and individuals. During the course of these relationships, these companies and individuals may want to share confidential information with Arrayit Diagnostics for a particular purpose. To avoid claims of misappropriation or misuse of the confidential information, it is important that a written agreement between the parties governing the use of the confidential information be signed before Arrayit Diagnostics receives such information. We will then use and safeguard the confidential information in accordance with the terms of the written agreement. If you have any questions regarding the confidential information of others, you should immediately consult the Legal Department.

5.0 OUR RESPONSIBILITIES UNDER THE LAW

5.1 Compliance With All Applicable Laws and Regulations

Each of us must obey all applicable laws and regulations. Employees located outside of the United States must comply with laws, regulations, rules and regulatory orders of the United States, including the Foreign Corrupt Practices Act and the U.S. Export Control Act, in addition to applicable local laws. In conducting our business, you may encounter legal issues in the areas described below. You must be aware of potential violations and know when to seek advice from the Human Resources Department or the Legal Department on specific Company policies and procedures. Failure to comply with applicable laws may subject Arrayit Diagnostics and the individuals involved to criminal or civil liability, as well as to discipline by Arrayit Diagnostics.

5.2 Free and Fair Competition

Most countries have well-developed laws designed to protect consumers and competitors against unfair business practices and to promote and preserve competition. These laws are known as antitrust, competition, consumer protection or unfair competition laws. We are committed to obeying both the letter and spirit of these laws.

These laws often regulate our relationship with our distributors, resellers, dealers, competitors, and customers. Competition laws generally address the following areas: pricing practices (including price discrimination), discounting, terms of sale, credit terms, promotional allowances, secret rebates, exclusive dealerships or distributorships, product bundling, restrictions on carrying competing products, termination and many other practices. The following is a summary of actions that are clear violations of U.S. antitrust laws:

*	Price Fixing. We may not agree with our competitors to raise, lower or stabilize price or any element of price, including discounts and credit terms. In addition, we may not set the prices at which customers resell our products.

*	Limitation of Supply. We may not agree with our competitors to limit our production or restrict the supply of our services.

*	Allocation of Business. We may not agree with our competitors to divide or allocate markets, territories or customers.

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*	Boycott. We may not agree with our competitors to refuse to sell or purchase products from third parties. In addition, we may not prevent a customer from purchasing or using non-Company products or services.

*	Tying. We may not require a customer to purchase a product that it does not want as a condition to the sale of a different product that the customer does wish to purchase.

Antitrust laws also govern, usually quite strictly, relationships between Arrayit Diagnostics and our competitors. As a general rule, contacts with competitors should be limited and should always avoid subjects such as prices or other terms and conditions of sale, customers and suppliers. Employees, agents or contractors of Arrayit Diagnostics may not knowingly make false or misleading statements regarding our competitors or the products of our competitors, customers or suppliers.

No employee, agent or contractor shall enter into an agreement or understanding, written or oral, express or implied, with any competitor concerning prices, discounts, other terms or conditions of sale, profits or profit margins, costs, allocation of product or geographic markets, allocation of customers, limitations on production, supplier's terms and conditions, boycotts of customers or suppliers, bids or the intent to bid or even discuss or exchange information on these subjects. In some cases, legitimate joint ventures with competitors may permit exceptions to these rules, as may, bona fide purchases from or sales to competitors, but our Chief Executive Officer or Chief Financial Officer must review all such proposed ventures, purchases or sales in advance. These prohibitions are absolute and strict observance is required. Collusion among competitors is illegal, and the consequences of a violation are severe, including possible criminal prosecution.

Participating with competitors in a trade association or in a standards creation body is acceptable when the association has been properly established, has a legitimate purpose and has limited its activities to that purpose. However, you should not discuss pricing policy or other competitive terms, or other proprietary and confidential information.

Although the spirit of these laws may be straightforward, their application to particular situations can be quite complex. To ensure that we comply fully with these laws, each of us should have a basic knowledge of them and whenever doubt exists as to the legality of a particular action or arrangement, it is your responsibility to contact the Legal Department promptly for assistance, approval, and review.

5.3 Export Control Laws

A number of countries maintain controls on the destinations to which products or software may be exported. The United States maintains some of the strictest export controls against countries that the U.S. government considers unfriendly or as supporting international terrorism. The U.S. regulations are complex and apply both to exports from the United States and to exports of products from other countries, when those products contain U.S.-origin components or technology. In some circumstances, an oral presentation containing technical data made to foreign nationals in the United States may constitute a controlled export. To ensure compliance, all shipments of product, software and technology must be cleared through our Traffic and Customs Department. Additionally, we can provide guidance on which countries are prohibited destinations for our products or whether a proposed technical presentation to foreign nationals may require a U.S. government license.

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5.4 Insider Trading Laws

In the normal course of business, officers, directors and employees, as well as agents, consultants and contractors of Arrayit Diagnostics may come into possession of significant, sensitive information. You may not profit from it by buying or selling Arrayit Diagnostics securities yourself, or by passing on the information to others, to enable them to profit or for them to profit on your behalf. You need to be aware of your legal responsibilities and understand that the misuse of such significant and sensitive information is contrary to our policy and securities laws.

“Insider trading” refers to the purchase or sale of a company stock or other securities while in possession of material, non-public information relating to that company. Information is “material” if a reasonable investor would consider it important in a decision to buy, hold or sell stock or other securities. Information is “non-public” if it has not been made generally available to the public by means of a press release or other means of widespread distribution. It is generally understood that insider trading includes the following: (i) trading by insiders while in possession of material, non-public information; (ii) trading by persons other than insiders while in the possession of material, non-public information where the information either was in breach of an insider's fiduciary duty to keep it confidential or was misappropriated; or (iii) communicating or tipping material, non-public information to others, including recommending the purchase or sale of a security while in possession of such information. Penalties for insider trading are quite substantial. For more details, you should review our Non-Public Information and the Prevention of Insider Trading Policy.

Arrayit Diagnostics has adopted Pre-Clearance and Blackout policies for its officers and Board of Directors that further restricts when such officers and Directors may trade in Arrayit Diagnostics securities. If you are unsure as to whether you can trade in our securities or have questions regarding our Non-Public Information and the Prevention of Insider Trading Policy, please contact our Chief Financial Officer or General Counsel.

5.5 Prohibition on Short Selling of Company Stock

No Arrayit Diagnostics Board of Director, officer or other designated employee may, directly or indirectly, sell any equity security, including derivatives, of Arrayit Diagnostics if he or she (1) does not own the security sold, or (2) if he or she owns the security, does not deliver it against such sale (a “short sale against the box”) within twenty days thereafter, or does not within five days after such sale deposit it in the mail or other usual channel of transportation. No Arrayit Diagnostics director, officer or other designated employee may engage in short sales. A short sale, as defined in this policy, means any transaction whereby one may benefit from a decline in our stock price. Transactions in put and call options for our securities constitute a short sale for the purposes of this paragraph and are therefore prohibited.

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5.6 Foreign Corrupt Practices Act

Arrayit Diagnostics requires full compliance with the Foreign Corrupt Practices Act of 1977 (FCPA) by all of its employees, agents, consultants and contractors. The FCPA prohibits Arrayit Diagnostics, its directors, officers and employees, and agents, consultants and contractors from offering or giving money or any other item of value to win or retain business or to influence any act or decision of any governmental official, political party, candidate for political office or official of a public international organization. Violation of the FCPA can result in civil and criminal liability for Arrayit Diagnostics, its directors, officers, ,employees, agents, consultants and contractors.

The use of our funds or assets for any unlawful or improper purpose is strictly prohibited. No payment shall be made to, or for the benefit of, government employees for the purpose of, or otherwise in connection with, the securing of sales to or obtaining favorable action by a government agency. Gifts of substantial value to, or lavish entertainment of, government employees are prohibited since they can be construed as attempts to influence government decisions in matters affecting our operation. Any entertaining of public officials or the furnishing of assistance in the form of transportation or other services should be of such nature that the official's integrity or reputation will not be compromised.

The offer, payment or promise to transfer company funds or the delivery of anything of value to foreign officials, foreign political parties or officials or candidates of foreign political parties is strictly prohibited for the purpose of influencing any act or decision of any such person in his or her official capacity. Influence includes the decision to fail to perform his or her official functions or to use such persons or party's influence with a foreign government or instrumentality in order to affect or to influence any act or decision of such government or instrumentality in order to assist Arrayit Diagnostics in obtaining or retaining business for or with, or directing business to any person or entity.

All of our employees, agents and contractors, whether located in the United States or abroad, are responsible for FCPA compliance and the procedures to ensure FCPA compliance. All managers and supervisory personnel are expected to monitor continued compliance with the FCPA to ensure compliance with the highest moral, ethical and professional standards of Arrayit Diagnostics. Any employee who learns of or suspects a violation of this policy should promptly report the matter to General Counsel, the Chief Financial Officer or the Chief Executive Officer.

5.7 Environmental, Safety and Health Laws

We are firmly committed to the environment, safety, and health of our employees and the community. We will comply with all applicable health, safety and environmental laws and regulations. We emphasize individual involvement by each of us to ensure that Arrayit Diagnostics is a safe and healthy workplace, and that we operate our business in an environmentally sound manner. If you become aware of any violation of environmental, safety, or health laws, you should immediately report it to the Human Resources Department or the Legal Department.

5.8 Governmental Laws and Regulations

It is our policy to comply fully with all applicable laws and regulations governing contact and dealings with government employees and public officials, and to adhere to high ethical, moral and legal standards of business conduct. It is also our policy to fully comply with all applicable laws and regulations that apply to government contracting.

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6.0 WAIVERS OF OUR CODE

Waivers of this Code will be granted on a case-by-case basis and only in extraordinary circumstances. Any waiver of any provision of this Code for a member of our Board of Directors or an executive officer must be approved in writing by our Board of Directors and promptly disclosed to the public. Any waiver of any provision of this Code with respect to any other employee, agent or contractor must be approved in writing by our Chief Financial Officer or Chief Executive Officer.

7.0 ENFORCEMENT OF OUR CODE

The subjects covered in this Code are of the utmost importance to Arrayit Diagnostics, its stockholders and its business partners, and are essential to our ability to conduct business consistent with the highest standards of business ethics. Each of us must abide by these rules when conducting our business.

We are committed to ensuring that each of our directors, officers and employees, and agents, contractors and consultants adhere to this Code. We will take appropriate action against any person whose actions are found to violate these policies or any of our other policies. Disciplinary actions may include termination of employment or business relationship at our sole discretion. Where we have suffered a loss, and to the extent legally allowed, we may pursue our remedies against the individuals or entities responsible. Where laws have been violated, we will cooperate fully with the appropriate authorities.

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